Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
KVH Industries, Inc.:
We consent to the incorporation by reference in the Registration Statement Nos. 333-168406, 333-160230, 333-141404, 333-112341, 333-67556 and 333-08491 on Form S-8 of KVH Industries, Inc. of our reports dated April 2, 2013, with respect to the consolidated balance sheets of KVH Industries, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, stockholders' equity and accumulated other comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 Annual Report on Form 10-K of KVH Industries, Inc.

Our report dated April 2, 2013 on the effectiveness of internal control over financial reporting as of December 31, 2012, expresses an opinion that KVH Industries, Inc. did not maintain effective internal control over financial reporting as of December 31, 2012 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that a material weakness related to control activities over the execution of wire transfers, approval of cash disbursements and other purchase transactions and review and approval of manual journal entries has been identified and included in management's assessment.

/s/ KPMG LLP

Providence, Rhode Island
April 2, 2013